Exhibit 10(i)

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Massachusetts Mutual Life Insurance Company and

Contract owners of Massachusetts Mutual Variable Annuity Separate Account 1:

We consent to the use, in this Post-Effective Amendment No. 28 to Registration Statement No. 033-07724 on Form N-4, of our report dated March 4, 2013 with respect to the statement of assets and liabilities of Massachusetts Mutual Variable Annuity Separate Account 1 and Massachusetts Mutual Variable Annuity Separate Account 2 as of December 31, 2012, and the related statements of operations and changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended and of our report dated February 22, 2013 with respect to the statutory statements of financial position of Massachusetts Mutual Life Insurance Company (the Company) as of December 31, 2012 and 2011, and the related statutory statements of income, changes in surplus and cash flows for the three-year period ended December 31, 2012, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to our firm under the heading “Experts” in the Statement of Additional Information.

Our report relating to the Company’s financial statements dated February 22, 2013 states that the Company prepared the financial statements using statutory accounting practices prescribed or permitted by the Commonwealth of Massachusetts Division of Insurance, (statutory accounting practices) which is a basis of accounting other than U.S. generally accepted accounting principles. Accordingly, our report states that the Company’s financial statements are not intended to be and, therefore, are not presented fairly in accordance with U.S. generally accepted accounting principles and further states that those statements are presented fairly, in all material respects, in accordance with statutory accounting practices.

/s/ KPMG LLP

Hartford, Connecticut

April 22, 2013